                                                                   Exhibit 99.A2








                         UBS PAINEWEBBER EQUITY TRUST,
                         VALUE SELECT TEN SERIES 2002B


                         TRUST INDENTURE AND AGREEMENT


                          Dated as of March 12, 2002


                                 Incorporating


                    Standard Terms and Conditions of Trust
                           Dated as of July 1, 1998,


                                    Between

                             UBS PAINEWEBBER INC.,
                                 as Depositor


                                      and


                        INVESTORS BANK & TRUST COMPANY
                                  as Trustee

              THIS TRUST INDENTURE AND AGREEMENT dated as of March 12, 2002 between UBS PaineWebber Inc., as Depositor and Investors Bank & Trust Company, as Trustee, which sets forth certain of its provisions in full and incorporates other of its provisions by reference to a document entitled "Standard Terms and Conditions of Trust" dated as of July 1, 1998, among the parties hereto (hereinafter called the "Standard Terms"), such provisions as are set forth in full and such provisions as are incorporated by reference constituting a single instrument.

                       W I T N E S S E T H  T H A T:

              WHEREAS, the parties hereto have heretofore or concurrently herewith entered into the Standard Terms in order to facilitate creation of a series of securities issued under a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended, and the laws of the State of New York, each of which series will be composed of redeemable securities representing undivided interests in a trust fund composed of publicly traded common or preferred stocks issued by domestic or foreign companies, and, in certain cases, interest-bearing United States Treasury Obligations ("Treasury Obligations"); and

              WHEREAS, the parties now desire to create the Value Select Ten Series 2002B of the aforesaid series;

              NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

              Section 1. Incorporation of Standard Terms and Conditions of Trust. Subject to the provisions of Section 2 of this Trust Indenture and Agreement set forth below, all of the provisions of the Standard Terms are incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully to all intents and purposes as though said provisions had been set forth in full in this instrument. Unless otherwise stated, section references shall refer to sections in the Standard Terms.

              Section 2. Specific Terms of this Series. The following terms are hereby agreed to for this series of UBS PaineWebber Equity Trust, which series shall be known and designated as "UBS PaineWebber Equity Trust, Value Select Ten Series 2002B".

              A. (1) The aggregate number of Units outstanding on the date hereof for this Series is 1,000,000.

                     (2) The initial fractional undivided interest represented by each Unit of this series shall be 1/1,000,000th of the Trust Fund. A receipt evidencing the ownership of this total number of Units outstanding on the date hereof is being delivered by the Trustee to the Depositor.

                     (3) The Securities deposited into the Trust on the Initial Date of Deposit are set forth on Schedule A hereto.



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                  B. The term "Record Date" shall mean June 10, 2002,
September 10, 2002, December 10, 2002 and March 10, 2003; provided, however, that with respect to a distribution required by Section 2.02(b), the Record Date shall be the last business day of the month during which the contract to purchase the Security fails.

                  Record Date shall also include such date or dates determined by the Sponsor and the Trustee as necessary or desirable and in the best interest of the Unitholders for federal or state tax purposes, or for other purposes (hereinafter a "Special Record Date"), which date may replace a regularly scheduled Record Date if such regularly scheduled Record Date is within 30 days of a Special Record Date.

                  C. The term "Distribution Date" shall mean the 15th day following each Record Date; the Distribution Dates with respect to Income Account Distributions (the "Income Account Distribution Dates") shall mean
June 25, 2002, September 25, 2002, December 25, 2002, March 25, 2003 and on or after the Mandatory Termination Date, and shall mean December 25, 2002 and on or after the Mandatory Termination Date with respect to Capital Account Distributions (the "Capital Account Distribution Dates"). With respect to a distribution required by Section 2.02(b), the Distribution Date shall be the fifteenth (15) day after the Record Date with respect thereto.

                  In the event a Special Record Date is declared, "Distribution Date" shall also include such date as is determined by the Sponsor and the Trustee to be the Distribution Date in respect of such Special Record Date.

                  D. The Discretionary Liquidation Amount shall be forty per centum (40%) of the aggregate value of the Securities originally deposited on the date hereof and subsequently deposited pursuant to any Supplemental Indenture pursuant to Section 2.02.

                  E. The Mandatory Termination Date shall be May 30, 2003. Unless advised to the contrary by the Sponsor, the date on which the Trustee shall begin to sell equity Securities in accordance with Section 9.01 shall be 15 days before the Mandatory Termination Date. .

                  F. The Trustee's annual compensation as referred to in Section
8.05 shall be $.00170 per Unit computed monthly based on the largest number of Units outstanding during the preceding month.

                  G. The Sponsor's annual compensation pursuant to Section 7.02 shall be computed as $.00035 per Unit, based on the largest number of Units outstanding in a calendar year.

                  H. The balance in the Capital Account below which no distribution need be made, as referred to in Section 3.04, is $0.005 per Unit outstanding.

                  I. The calendar year to be specified pursuant to Section
3.05 shall be calendar year 2002, so that the Trustee's first annual report will be furnished to Unitholders within a reasonable period of time following calendar year 2002.

                  J. The Trust hereby elects to qualify as a "grantor trust" under the Internal Revenue Code of 1986, as amended. The taxable year for this Trust shall end on December 31.

                  K. The Sponsor's Initial Costs are estimated to be $0.0020 per Unit.

                  L. The Trust hereby elects to make available a Reinvestment Plan for this Series.

                  M. Units of this Trust shall not be held in certificated form.

                  N. The Trust may receive Supplemental Deposits and issue Additional Units in accordance with Section 2.02(c).

                  O. 1. Section 3.06(a) is hereby amended by deleting the text of Section 3.06(a) in its entirety and substituting the following text in its place:

         "(a)     The Sponsor by written notice may direct the Trustee to sell
Securities at such price and time and in such manner as shall be deemed appropriate by the Sponsor if the Sponsor shall have determined that any materially adverse market or credit factors have occurred that, in the opinion of the Sponsor the retention of such Securities would not be in the best interests of the Unitholders. In making such determination, the Sponsor shall be entitled to consider any one or more of the following conditions or events:

                  (1) that there has been a failure to declare or pay anticipated dividends or interest;

                  (2) that any materially adverse action or proceeding has been instituted at law or in equity seeking to restrain or enjoin the declaration or payment of dividends or interest on any such Securities or that there exists any other materially adverse legal question or impediment affecting such Securities or the declaration or payment of dividends or interest on the same;

                  (3) that there has occurred any breach of covenant or warranty in any trust indenture or other document relating to the issuer or obligor or guarantor which might materially and adversely affect either immediately or contingently the declaration or payment of dividends or interest on such Securities;

                  (4) that there has been a default in the payment of the principal or par or stated value of premium, if any, or income on any other outstanding securities of the issuer or the guarantor of such securities which might materially and adversely, either immediately or contingently, affect the declaration or payment of dividends or interest on the Securities;

                  (5) that a decline in price of the Securities has occurred;

                  (6) that the sale of such Securities is desirable in order to maintain the qualification of the Trust Fund as a "Regulated Investment Company" in the case of a trust which has elected to qualify as such;

                  (7) that there has been a decrease in the Sponsor's internal rating of the Security; or

                  (8) that there has been a happening of events which, in the opinion of the Sponsor, negatively affects the economic fundamentals of the issuer of the Security or the industry of which it is a part.

         (b) The Sponsor may by written notice direct the Trustee to sell or tender for cash Securities at such price and time and in such manner as shall be deemed appropriate by the Sponsor if the Sponsor shall have determined that a public tender offer has been made for a security, or a merger or acquisition has been announced affecting a security, that in the opinion of the Sponsor, the sale or tender of such Securities is in the best interest of the Unitholders.

         2. Section 3.06 is further amended by re-lettering the existing paragraphs (b) and (c) to become (c) and (d), respectively.


                  P. The Units of this Trust shall be subject to a Deferred Sales Charge in an amount, and that shall be paid in the manner, as set forth below and in the Prospectus. Commencing in the fourth (4th) month (June, 2002) and continuing through the thirteenth (13th) month (March, 2003) of the Trust's 15 month life, the Deferred Sales Charge per 1,000 Units shall be $15.00 per year for such period.

                  Q. For purposes of this Trust, the In-Kind Distribution Amount shall be $500,000, and the Sponsor shall direct whether an In-Kind Distribution shall be made.

                  R. The Rollover Notification Date shall be March 18, 2003.

                  S. The Special Redemption Rollover Date shall be March 19, 2003 .

                  T. The Special Liquidation Period shall be March 18, 2003 through March 24, 2003.

                  U. Section 5.01(a)(Y)(iii) is amended to add the phrase "and C&D Fees" following "Initial Costs".

                  V. Section 5.02 (b)(1) is amended to add the phrase "and C&D Fees" following "Initial Costs".

                  W. Section 5.02 (b) is amended to add the phrase "and C&D Fees" following "Initial Costs".

                  X. Section 10.02 of the Standard Terms is hereby amended by adding new subsections 10.02(f) through (i) below, to provide for the deduction and payment of the Creation and Development Fee described in the Prospectus (the "C&D Fee"):

         (f) The Sponsor shall be paid the C&D Fee in the manner described below and the payment of the C&D Fee shall be for the account of Unitholders of record at the conclusion of the initial public Offering Period the ("Computation Date") and shall not be reflected in the computation of Unit Value prior thereto.

         (g) The Sponsor shall submit a written certification to the Trustee stating the Computation Date, the percentage rate of the C&D Fee set forth in the Prospectus (the "Percentage Rate") and the total dollar amount of the C&D Fee calculated in the manner set forth in subsection (h) immediately below (the "C&D Certification").

         (h) The Sponsor shall compute the total dollar amount of the C&D Fee by (a) multiplying the Trust Fund's average daily net asset value per Unit during the period from the Initial Date of Deposit through and including the Computation Date by (b) the number of Units outstanding on the Computation Date and then (c) multiplying that product by the Percentage Rate.

                 (i) Promptly after receipt of the C&D Certification, the Trustee shall pay to the Sponsor, from the assets of the Trust Fund, the C&D Fee specified therein or any lessor amount as may be requested by the Sponsor. If so directed by the Sponsor, and upon receipt of directions to sell those Securities selected by the Sponsor, the Trustee shall sell those Securities having a value, as determined under Section 4.01 of the Standard Terms as of the date of such sale sufficient for the payment of the C&D fee specified in the C&D Certification and shall distribute the proceeds of such sale to or upon the order of the Sponsor, but only to the extent of such C&D Fee.


         Y. The Trustee's address for notices under Section 10.06 is:

                                                    Hancock Tower
                                                    200 Clarendon Street
                                                    Boston, MA 02116

         IN WITNESS WHEREOF, UBS PaineWebber Inc. has caused this Trust Indenture and Agreement to be executed by one of its Corporate Vice Presidents and its corporate seal to be hereto affixed and attested by one of its Assistant Secretaries, and Investors Bank & Trust Company has caused this Trust Indenture to be executed by one of its Authorized Signatories and its corporate seals to be hereto affixed and attested by one of its Authorized Signatories, all as of the date first above written.

                                              UBS PAINEWEBBER INC.
                                              as Depositor and Sponsor



SEAL                                                 By ________________________
                                                      Corporate Vice President



Attest:


--------------------------
Secretary

STATE OF NEW YORK               )
                           :ss.:
COUNTY OF NEW YORK              )


On this 12th day of March, 2002 before me personally appeared Christine Tripi Pasquin, to me known, who being by me duly sworn, said that she is a Corporate Vice President of UBS PaineWebber Inc., one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that she signed her name thereto by like authority.





                                                  ------------------------------
                                                           Notary Public

                         SCHEDULE A TO TRUST INDENTURE





                         UBS PAINEWEBBER EQUITY TRUST
                         VALUE SELECT TEN SERIES 2002B

                            SCHEDULE OF INVESTMENTS

                 AS OF INITIAL DATE OF DEPOSIT, MARCH 12, 2002


COMMON STOCKS (1)

             PRIMARY INDUSTRY SOURCE AND                NUMBER OF     COST OF SECURITIES
                   NAME OF ISSUER                         SHARES        TO TRUST(2)(3)
----------------------------------------------------   -----------   -------------------
     Automobile (9.94%)
       General Motors Corporation ..................      1,610         $  98,435.40
     Chemicals (10.07%)
       E.I. du Pont de Nemours and Company .........      2,110            99,655.30
     Financial Institutions/Banks (10.05%)
       J.P. Morgan Chase & Co. .....................      2,740            99,462.00
     Machinery--Construction & Mining (9.97%)
       Caterpillar Inc. ............................      1,670            98,697.60
     Oil/Gas (10.02%)
       Exxon Mobil Corporation .....................      2,280            99,157.20
     Paper & Related Products (9.97%)
       International Paper Company .................      2,190            98,703.30
     Pharmaceutical (9.95%)
       Merck & Co., Inc. ...........................      1,570            98,501.80
     Photo Equipment & Supplies (10.04%)
       Eastman Kodak Company .......................      3,100            99,355.00
     Telecommunications (10.02%)
       SBC Communications Inc. .....................      2,570            99,202.00
     Tobacco (9.97%)
       Philip Morris Companies Inc. ................      1,880            98,850.40
                                                                        ------------
     TOTAL INVESTMENTS .............................                    $ 990,020.00
                                                                        ============

----------
(1) All Securities are represented entirely by contracts to purchase such Securities.

(2) Valuation of the Securities by the Trustee was made as described in "Valuation" in Part B of this Prospectus as of the close of business on the business day prior to the Initial Date of Deposit.

(3)   There was no gain or loss to the Sponsor on the Initial Date of Deposit.


PLEASE NOTE THAT IF THIS PROSPECTUS IS USED AS A PRELIMINARY PROSPECTUS FOR A
 FUTURE TRUST IN THIS SERIES, THE PORTFOLIO WILL CONTAIN DIFFERENT SECURITIES
                          FROM THOSE DESCRIBED ABOVE.

UBS PaineWebber Inc.
1285 Avenue of the Americas
New York, New York 10019                                          March 12, 2002


Investors Bank & Trust Company
Hancock Towers
200 Clarendon Street
Boston, Massachusetts  02116


         Re:      UBS PaineWebber Equity Trust,
                  Value Select Ten Series 2002B
                  -----------------------------

Ladies and Gentlemen:

         We have served as counsel for UBS PaineWebber Inc. as sponsor and depositor (the "Sponsor") of UBS PaineWebber Equity Trust, Value Select Ten Series 2002B (hereinafter referred to as the "Trust") in connection with the issuance by the Trust of an initial 1,000,000 units of fractional undivided interest in the Trust (hereinafter referred to as the "Units").

         In this regard, we have examined executed originals or copies of the following:

                  (a) The Restated Certificate of Incorporation, as amended, and the By-Laws of the Sponsor, as amended, certified by the Secretary of the Sponsor on the date hereof;

                  (b) Resolutions of the Board of Directors of the Sponsor adopted on December 3, 1971 relating to the Trust and the sale of the Units, certified by the Secretary of the Sponsor on the date hereof;

                  (c) Resolutions of the Executive Committee of the Sponsor adopted on September 24, 1984, certified by the Secretary of the Sponsor on the date hereof;

                  (d) Powers of Attorney as set forth in the certificate of the Secretary of the Sponsor dated the date hereof;

                  (e) The Registration Statement on Form S-6 (File No. 333-76710) filed with the Securities and Exchange Commission (the "Commission") in accordance with the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the "1933 Act") and amendments thereto including Amendment No. 1 ("Amendment No. 1") proposed to be filed on March 12, 2002 (the "Registration Statement");

                  (f) The Notification of Registration of the Trust filed with the Commission under the Investment Company Act of 1940, as amended (collectively, the "1940 Act") on Form N-8A, as amended, (the "1940 Act Notification");

                  (g) The registration of the Trust filed with the Commission under the 1940 Act on Form N-8B-2 (File No. 811-3722), as amended (the "1940 Act Registration");

                  (h) The prospectus included in Amendment No. 1 (the "Prospectus");

                  (i) The Standard Terms and Conditions of the Trust dated as of July 1, 1998, between the Sponsor and Investors Bank & Trust Company, (the "Trustee") (the "Standard Terms");

                  (j) The Trust Indenture dated as of March 12, 2002 between the Sponsor and the Trustee (the "Trust Indenture" and, collectively with the Standard Terms, the "Indenture and Agreement");

                  (k) The Closing Memorandum dated March 12, 2002, between the Sponsor and the Trustee (the "Closing Memorandum");

                  (l) Officers Certificates required by the Closing Memorandum; and

                  (m) Such other pertinent records and documents as we have deemed necessary.

         With your permission, in such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) except as specifically covered in the opinions set forth below, the due authorization, execution, and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid, and binding effect thereof on such parties; and (e) the absence of any evidence extrinsic to the provisions of the written agreement(s) between the parties that the parties intended a meaning contrary to that expressed by those provisions. However, we have not examined the securities deposited pursuant to the Indenture and Agreement (the "Securities") nor the contracts for the Securities.

         We express no opinion as to matters of law in jurisdictions other than the laws of the State of New York (except "Blue Sky" laws) and the federal laws of the United States, except to the extent necessary to render the opinion as to the Sponsor and the Indenture and Agreement in paragraphs (i) and (iii) below with respect to Delaware law. As you know we are not licensed to practice law in the State of Delaware, and our opinion in paragraph (i) and (iii) as to Delaware law is based solely on review of the official statutes of the State of Delaware.

         Based upon such examination, and having regard for legal considerations which we deem relevant, we are of the opinion that:

         (i) The Sponsor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power to conduct its business as described in the Prospectus;

         (ii) The Sponsor is duly qualified as a foreign corporation and is in good standing as such within the State of New York;

         (iii) The Indenture and Agreement has been duly authorized, executed and delivered by the Sponsor and, assuming the due authorization, execution and delivery by the Trustee, is a valid and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms;

         (iv) The Trust has been duly formed and is validly existing as an investment trust under the laws of the State of New York and has been duly registered under the Investment Company Act of 1940;

         (v) The terms and provisions of the Units conform in all material respects to the description thereof contained in the Prospectus;

         (vi) The consummation of the transactions contemplated under the Indenture and Agreement and the fulfillment of the terms thereof will not be in violation of the Sponsor's Restated Certificate of Incorporation, as amended, or By-Laws, as amended and will not conflict with any applicable laws or regulations applicable to the Sponsor in effect on the date hereof;

         (vii) The Units to be issued by the Trust, and recorded on its registration books in accordance with the Indenture and Agreement against payment therefor, as described in the Registration Statement and Prospectus will constitute fractional undivided interests in the Trust enforceable against the Trust in accordance with their terms, will be entitled to the benefits of the Indenture and Agreement and will be fully paid and non-assessable; and

         (viii) While the Registration Statement has not yet become effective we have no reason to believe that such Registration Statement will not become effective on the date and at the time requested therein pursuant to Rule 487 promulgated under the 1933 Act.

         In addition, we have participated in conferences with representatives of the Sponsor, the Trustee, the Trust's accountants and others concerning the Registration Statement and the Prospectus and have considered the matters required to be stated therein and the statements contained therein, although we have not independently verified the accuracy, completeness or fairness of such statements. Based upon and subject to the foregoing, nothing has come to our attention to cause us to believe that the Registration Statement, as of the date hereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or that the Prospectus, as of the date hereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that we have not been requested to and do not make any comment in this paragraph with respect to the financial statements, schedules and other financial and statistical information contained in the Registration Statement or the Prospectus).

         Our opinion that any document is valid, binding, or enforceable in accordance with its terms is qualified as to:

         (a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally;

         (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

         (c) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus.

                                                   Very truly yours,


                                                   CARTER, LEDYARD & MILBURN